SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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INFOLOGIX, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

InfoLogix Files Preliminary Proxy Statement in Connection with Special Meeting of Its Stockholders to Approve Recapitalization Plan

HATBORO, Pa.  –  August 21, 2009 – InfoLogix, Inc. (“InfoLogix” or the “Company”) (NASDAQ: IFLG), a leading technology provider of enterprise mobility solutions for the healthcare and commercial industries, today announced that it has filed a preliminary proxy statement with the U.S. Securities and Exchange Commission (“SEC”) in connection with a special meeting of stockholders of InfoLogix to approve a proposed recapitalization plan of the Company and certain related matters.

On August 20, 2009, InfoLogix signed a non-binding term sheet with NewSpring Capital, LLC (“NewSpring”) outlining the terms and conditions under which NewSpring and a syndicate of other undetermined investors would purchase up to $23 million of convertible preferred stock of InfoLogix, as well as warrants to purchase shares of common stock of the Company.  The Company has not entered into any definitive agreements in connection with the proposed recapitalization plan.  To the extent that it is consummated at all, the recapitalization plan as described in the preliminary proxy statement filed on August 21, 2009 is subject to change based upon negotiation of the final terms and execution of the definitive agreements.

Additional Information

Investors are advised not to put undue reliance on the description of the term sheet provided in the preliminary proxy statement.  If the terms and conditions of the proposed recapitalization plan change materially from those disclosed the preliminary proxy statement, the Board of Directors of InfoLogix will seek stockholder approval of those changes.

InfoLogix has filed a preliminary proxy statement concerning the recapitalization plan, which is subject to SEC review.  STOCKHOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PRELIMINARY PROXY STATEMENT FILED WITH THE SEC, AND, WHEN THEY BECOME AVAILABLE, THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS, BECAUSE THEY DO AND WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED RECAPITALIZATION PLAN.  The definitive proxy statement will be mailed to stockholders as of a record date to be established for voting on the proposed transaction.  Investors may obtain free copies of the Company’s preliminary proxy statement and its other SEC filings electronically by accessing the SEC’s home page at http://www.sec.gov.  Copies can also be obtained, free of charge, upon written request to InfoLogix, Inc., Attn: Corporate Secretary, 101 East County Line Road, Suite 210, Hatboro, PA 19040.

Participation in Solicitation

This press release may constitute soliciting material under SEC Rule 14a-12, and InfoLogix and its directors, executive officers, and advisors may be deemed to be participants in the solicitation of proxies from the holders of InfoLogix common stock in respect of the proposed recapitalization plan.  Investors may obtain additional information regarding the interest of those participants by reading the Company’s preliminary proxy statement and, when they become available, the Company’s definitive proxy statement and other relevant proxy materials, and the Company’s Annual Reports on Form 10-K as filed with the SEC, and the Company’s Quarterly Reports on Form 10-Q as filed with the SEC.

Disclaimer

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed recapitalization plan and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of InfoLogix, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About InfoLogix, Inc.

InfoLogix is a leading provider of enterprise mobility solutions for the healthcare and commercial industries. InfoLogix uses the industry’s most advanced technologies to increase the efficiency, accuracy, and transparency of complex business and clinical processes. With 19 issued patents, InfoLogix provides mobile managed solutions, on-demand software applications, mobile infrastructure products, and strategic consulting services to over 2,000 clients in North America including Kraft Foods, Merck and Company, General Electric, Kaiser Permanente, MultiCare

Health System and Stanford School of Medicine. InfoLogix is a publicly-traded company (NASDAQ: IFLG).

Safe Harbor

InfoLogix makes forward-looking statements, including those relating to plans for regaining compliance with the Nasdaq rules, in this press release which represent our expectations or beliefs about future events and financial performance. Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties, including the risks described in our Annual Report on Form 10-K for the period ended December 31, 2008, our Quarterly Report on Form 10-Q for the period ended June 30, 2009 and other filings we make with the Securities and Exchange Commission. In addition, actual results could differ materially from those suggested by the forward-looking statements, and therefore you should not place undue reliance on the forward-looking statements. We do not make any commitment to revise or update any forward-looking statements to reflect events or circumstances occurring or existing after the date of any forward-looking statement is made.

Contact:

John A. Roberts

Chief Financial Officer

215-604-0691 x1102